Exhibit 99

Dillard’s, Inc. Announces $250 Million Share Repurchase Program and Raises Cash Dividend 25% to $0.05 per Share

LITTLE ROCK, Ark.--(BUSINESS WIRE)--May 25, 2011--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) today announced that the board of directors has approved a share repurchase program authorizing the Company to repurchase up to $250 million of its Class A Common Stock. The new open-ended authorization permits the Company to repurchase its Class A Common Stock in the open market or through privately negotiated transactions.

Additionally, the board of directors has raised the cash dividend to $0.05 per share on the Class A and Class B Common Stock of the Company payable August 1, 2011 to shareholders of record as of June 30, 2011. This is a 25% increase over the previous dividend amount of $0.04 per share.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965